EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-101266) of T-3 Energy Services, Inc. of our report dated March 28, 2005, with respect to the consolidated financial statements of T-3 Energy Services, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Houston, Texas
March 28, 2005

EX-5